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EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-76234, 333-103130, 333-109584, 333-112489, 333-114441 and No. 333-116080) and on Form S-8 (Nos. 333-98245, 333-48088, 333-103129, 333-118729, 333-138368 and No. 333-141738) pertaining to the Axonyx Inc. 2000 Stock Option Plan, Axonyx Inc. 1998 Stock Option Plan, 1997 Richard Salvador Stock Option Plan, TorreyPines Therapeutics, Inc. 2006 Equity Incentive Plan, and TorreyPines Therapeutics, Inc. 2000 Equity Incentive Plan of our report dated March 24, 2008 with respect to the consolidated financial statements of TorreyPines Therapeutics, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

San Diego, California
March 28, 2008

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  EXHIBIT 23.1